Exhibit 4.12

                AGREEMENT OF SUBSTITUTION AND THIRD AMENDMENT OF
                                RIGHTS AGREEMENT

         This Agreement of Substitution and Third Amendment is entered into as of March 5, 2004, by and between National Vision, Inc., a Georgia corporation (the "Company") and American Stock Transfer & Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. The Company and Wachovia Bank of North Carolina, N.A. ("Wachovia") entered into a Rights Agreement dated as of January 17, 1997, and the Company and Wachovia subsequently entered into an Amendment dated as of March 1, 1998 to such Rights Agreement, and the Company and a successor to Wachovia entered into a Second Amendment dated as of June 1, 1999 to such Rights Agreement (such Agreement and two amendments, collectively, the "Rights Agreement").

B. The Company has determined to replace the current rights agent under the Rights Agreement (the "Predecessor Agent") and to substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Section 1(h) of the Rights Agreement shall be amended to read as follows:

                           "CONTINUING DIRECTOR" means any member of the Board
                  of Directors of the Company, while such Person is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate, or otherwise affiliated with an Acquiring Person or of any such Affiliate or Associate, and who either (i) was a member of the Board as of July 1, 2001 or (ii) subsequently becomes a member of the Board, if such Person's nomination for election or election to the

                  Board is recommended or approved by a majority of the Continuing Directors serving at the time of such nomination or election (which shall include without limitation the nominees included in any proxy statement approved by the Continuing Directors).

         2. Section 3(c) of the Rights Agreement shall be amended to read as follows:

                  (c) Rights shall be issued in respect of all shares of Common Stock that become outstanding (on original issuance or out of treasury) after the Effective Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates for the Common Stock that become outstanding or shall be transferred or exchanged after the Effective Date but prior to the earlier of the Distribution Date or the Expiration Date shall also be deemed to be certificates for Rights and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

                           This certificate also evidences certain Rights as set forth in a Rights Agreement between National Vision, Inc. and American Stock Transfer & Trust Company, as successor to First Union National Bank, dated as of January 17, 1997, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the Company. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be evidenced by separate certificates and no longer be evidenced by this certificate, may be redeemed or exchanged or may expire. As set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may be null and void.

         3. The fifth sentence of Section 21 of the Rights Agreement shall be amended to read as follows:

                           Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of the State of Georgia (or any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of Georgia or in the State of New York), in good standing, having a principal office in the State of Georgia or in the State of New York, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate of a corporation described in SECTION 21(A).

         4.       The Company hereby appoints AST as Rights Agent pursuant to
                  Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

         5.       AST hereby accepts the appointment as Rights Agent pursuant to
                  Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

         6. Notices or demands under the Rights Agreement shall be addressed as follows (until another address is specified by the Company or the Rights Agent):

                  IF TO THE COMPANY:

                  National Vision, Inc.
                  296 Grayson Highway
                  Atlanta, Georgia 30045

                  Attn: President and Chief Executive Officer

                  With a copy to:

                  National Vision, Inc.
                  296 Grayson Highway
                  Atlanta, Georgia 30045
                  Attn: General Counsel

                  IF TO AST:

                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, NY 10038
                  Attention: Corporate Trust Department

         7. This Agreement shall be effective as of the close of business on March 5, 2004 and, except as expressly modified herein, the Rights Agreement shall remain in full force and effect. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby in Sections 1, 2, and 3 of this Agreement of Substitution and Third Amendment. Undefined capitalized terms used herein shall have the meanings given to them in the Rights Agreement.

         8. This Agreement of Substitution and Third Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

                                            NATIONAL VISION, INC.


                                            -----------------------------
                                            Name:

                                            AMERICAN STOCK TRANSFER & TRUST
                                            COMPANY


                                            -----------------------------
                                            Name: